Exhibit 15

To the Board of Directors and Shareowners of The May Department Stores Company:

We are aware that The May Department Stores Company has incorporated by reference in its Registration Statements on Form S-3 (No. 333-71413, 333-71413-01, 333-11539 and 333-11539-01), Form
S-4 (No. 333-91751) and Form S-8 (No. 33-21415, 33-98045, 33-58985,
333-00957 and 333-76227) its Form 10-Q for the quarter ended October 30, 1999, which includes our report dated December 7, 1999 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Arthur Andersen LLP
St. Louis, Missouri
December 7, 1999
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